September 14, 2018

Board of Directors SANUWAVE Health, Inc.

3360 Martin Farm Road, Ste 100

Suwanee, GA 30024

Re:
SANUWA VE Health, Inc.IAmendment No. 7 to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to SANUWA VE Health, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission ("SEC"), on or about the date hereof, pursuant to the federal Securities Act of 1933, as amended (the "Securities Act"), Amendment No. 7 to its Registration Statement on Form S I (File No. 333-213774) (the "Amendment") covering the offer and sale ofup to 152,894,733 shares of the Company's common stock, $0.001 par value ("Common Stock"), consisting of (a) offer and sale by selling stockholders listed in the Amendment (the "Selling Stockholders") of70,445,212 issued and outstanding shares of Common Stock (the "Secondary Shares"), (b) resale, following issuance thereof to such warrantholders, of 78,955,687 shares of Common Stock reserved for issuance and issuable upon the exercise of certain warrants by certain Selling Stockholders and (c) resale, following issuance thereof to such warrantholders, of 3,493,834 shares of Common Stock reserved for issuance and issuable upon exercise of ce1tain warrants held by ce1tain placement agents listed in the Registration Statement (together with the shares in clause (b) above, the "Warrant Shares"), all as more fully described in the Amendment.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 60l(b)(5) of SEC Regulation S-K (12 C.F.R. § 229.60l(b)(5)).

In connection with this opinion, we have examined originals or copies, ce1tified or otherwise identified to our satisfaction, of: (i) the Amendment; (ii) the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on May 6, 2004, as amended by a Ce1tificate of Amendment as filed with the Secretary of State of Nevada on November 5, 2009, as amended by a Certificate of Amendment as filed with the Secretary of State of Nevada on May 29, 2012, as amended by a Certificate of Amendment as filed with the Secretary of State of Nevada on September 8, 2015;

(iii) the Bylaws of the Company; and (iv) certain resolutions of the Board of Directors of the Company dated September 10, 2018. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, ce1tificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set fo1th herein.

SANUWAVE Health, Inc.
September 14, 2018

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies . We have relied upon the accuracy and completeness of the information, factual matters , representations, and warranties contained in such documents . In our examination of documents, we have assumed that the patties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder, and, other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

Based upon and subject to the foregoing, we are of the opinion that:

(1) The Secondary Shares have been duly authorized, are validly issued, and are fully paid and nonassessable.

(2) The Warrant Shares have been duly authorized for issuance and, when issued and paid for in accordance with the provisions of the applicable warrants, including the payment of the exercise price therefor, the Warrant Shares will be validly issued, fully paid and non-assessable.

We disclaim any unde1taking to advise you of any changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Amendment is declared effective.

While certain members of this firm are admitted to practice in ce1tain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal or state securities laws related to the issuance and sale of the Securities.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Amendment, and we consent to the reference of our name under the caption "Legal Matters" in the prospectus forming a pa1t of the Amendment. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, HUTCHISON & STEFFEN , PLLC